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                                                                   Exhibit 10.31

                              FORM OF NML AMENDMENT

     This First Amendment to Subordinated Note and Warrant Purchase Agreement (this "Amendment"), dated as of August 25, 2003 (the "Effective Date"), amends that certain Subordinated Note and Warrant Purchase Agreement dated as of January 18, 2002 (the "Original Agreement") between Monitronics International, Inc. (the "Company") and The Northwestern Mutual Life Insurance Company (the "Purchaser").

     A. Pursuant to the Original Agreement, the Company issued and sold to the Purchaser 13.5% Subordinated Notes due 2009 in the aggregate principal amount of $40,000,000 (the "Notes") and Common Stock Purchase Warrants to acquire up to an aggregate of 1,133,328 shares of Class A Common Stock, $.0l par value per share, of the Company.

     B. The Company desires to issue $160,000,000 of Senior Subordinated Notes due 2010 (the "Senior Subordinated Notes") pursuant to a Purchase Agreement to be entered into among the Company, Banc of America Securities LLC and the other initial purchasers named therein (the "Purchase Agreement") in a transaction exempt from the registration requirements of the Securities Act of 1933 in reliance on Rule 144A promulgated thereunder (the "Offering").

     C. The Purchaser desires to purchase Senior Subordinated Notes in the Offering.

     D. The Company will use a portion of the proceeds of the issuance of the Senior Subordinated Notes to redeem a portion of the Notes.

     E. As a condition to the Purchase Agreement and in connection with the consummation of the transactions contemplated thereby, the parties hereto desire to amend the Original Agreement and modify the terms of the Notes that will remain outstanding as hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the agreements herein contained, and intending to be bound hereby, the parties hereby agree as follows:

1.   Amendment of Original Agreement.

     1.01 Section 1.01 of the Original Agreement shall be amended by deleting in their entirety the following definitions: Affiliate, Approved Alarm Purchase Agreements, Banks, Budget, Capital Expenditure, Capital Lease, Change in Control, Control Event, Distribution, Fixed Charges, Loan Agreement, Out of Holdback Revenue, Permitted Lien, Preferred Stock, Restricted Payment, Senior Debt, Senior Debt Service, Senior Subordinated Debt, Total Debt, Total Interest Expense, and Total Senior Debt.

     1.02 Section 1.01 of the Original Agreement shall be further amended by adding the following defined terms:

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          "ABRY Fee" means a one-time payment to ABRY Partners, LLC of an advisory fee to be paid on or about the Effective Date in an aggregate principal amount not to exceed Two Million Seven Hundred Thousand Dollars ($2,700,000).

          "Acquired RMR" shall mean Recurring Monthly Revenue under Security Alarm Contracts acquired under Approved Alarm Purchase Agreements (but only to the extent such Acquired RMR is payable to the Company).

          "Additional Permitted Subordinated Debt" shall have the meaning assigned to that term in the Loan Agreement as in effect on the date hereof.

          "Affiliate" means as to any Person any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Aggregate Purchase Price" means, with respect to any period, the aggregate Purchase Price for all acquisitions completed by the Company and its Subsidiaries during such period.

          "Annualized Quarterly NOI" means, as of any date, an amount equal to four (4) multiplied by NOI for the Trailing Three-Month Period ended on such date.

          "Approved Alarm Purchase Agreement" has the meaning set forth in the Loan Agreement.

          "Banks" means and shall include Fleet National Bank, as administrative agent, Bank of America, N.A., as syndication agent, and any other lenders which from time to time become parties to the Loan Agreement, and their respective successors and assigns.

          "Budget" has the meaning set forth in Section 7.01(a)(vi).

          "Capital Expenditures" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability) by the Company and its Subsidiaries on a Consolidated basis in accordance with GAAP during such period for fixed or capital assets (excluding any capitalized interest and any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations and excluding any replacement assets acquired with the proceeds of insurance).

          "Capital Leases" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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          "Capital Stock" means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person's equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

          "Cash Equivalents" means Dollar denominated investments in book-entry securities, negotiable instruments, or securities represented by instruments in bearer or registered form which evidence:

          (a) direct obligations of, and obligations fully guaranteed as to timely payment by, the United States;

          (b) demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States or any state thereof (or any domestic branch of a foreign bank) and subject to supervision and examination by Federal or State Banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall have a credit rating from each of the Rating Agencies in one of the two highest investment categories granted thereby;

          (c) commercial paper or other short term obligations of any corporation organized under the laws of the United States whose ratings, at the time of the investment or contractual commitment to invest therein, from each of the Rating Agencies are in the highest investment category granted thereby;

          (d) investments in money market funds having a rating from each of the Rating Agencies in the highest investment category granted thereby;

          (e) bankers acceptances issued by any depository institution or trust company referred to in clause (b) above; or

          (f) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) above (except that the rating referred to in the proviso in such clause (b) shall be A-1 or higher in the case of Standard & Poor's) (such depository institution or trust company being referred to in this definition as a "financial institution"), (ii) broker/dealer (acting as principal) registered as a broker or dealer under Section 15 of the Securities Exchange Act of 1934, as amended, (a "broker/dealer") the unsecured short-term debt obligations of which are rated P-1 by Moody's and at least A-1 by Standard & Poor's at the time of entering into such repurchase obligation (a "rated broker/dealer"), (iii) an unrated, broker/dealer (an "unrated broker/dealer"), acting as principal, that is a wholly-owned subsidiary of a non-bank or bank

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holding company the unsecured short-term debt obligations of which are rated P-1 by Moody's and at least A-1 by Standard & Poor's at the time of purchase.

          "Casualty Event" means the damage, destruction or condemnation, as the case may be, of property of any Person or any of its Subsidiaries.

          "Change in Control" means with respect to any Person, an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Pledgor (together with its Affiliates) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of thirty-five percent (35%) or more of the equity securities of such Person entitled to vote for members of the Managing Person of such Person on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

          (b) the Pledgors or their Affiliates cease to own, directly or indirectly, in the aggregate more than fifty percent (50%) of the voting stock (on a fully-diluted basis) of the Company; or

          (c) during any period of twelve (12) consecutive months, a majority of the members of the Managing Person of such Person cease to be composed of individuals (i) who were members of that Managing Person on the first day of such period, (ii) whose election or nomination to that Managing Person was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Managing Person,
(iii) who are Pledgors or representatives of the Pledgors, or (iv) whose election or nomination to that Managing Person was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Managing Person (excluding, in the case of both clause (ii) and clause (iv), any individual whose initial nomination for, or assumption of office as, a member of that Managing Person occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more members of such Managing Person by any person or group other than a solicitation for the election of one or more members by or on behalf of the Managing Person).

          (d) if (i) James R. Hull ceases to be and/or perform the duties of Chief Executive Officer and President of the Company, and (ii) either (y) Mr. Hull is not replaced by an interim executive officer acceptable in the reasonable discretion of the Purchaser Majority within sixty (60) days or (z) Mr. Hull is not replaced by a permanent Chief Executive Officer and/or President (as the case may be) acceptable in the reasonable discretion of the Purchaser Majority within one hundred eighty (180) days.

          "Compliance Certificate" has the meaning set forth in Section 7.01(a)(iv).

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          "Consolidated" means the Company and its Subsidiaries which are consolidated for financial reporting purposes.

          "Current Liabilities" means, at any date of determination, all liabilities (excluding Total Senior Debt and the current portion of other long term debt) which would be characterized as current liabilities in accordance with GAAP.

          "Customary Lien" means any of the following:

          (a) any Lien imposed by law for Taxes that are not yet due or are being contested in the manner described in Section 7.01(c) , provided that enforcement of such Lien is stayed pending such contest;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in the manner described in Section 7.01(c), provided that enforcement of each such Lien is stayed pending such contest;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) pledges and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

          (e) judgment liens in respect of judgments that would not cause an Event of Default under Section 8.01(f); and

          (f) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any of its Subsidiaries.

          "Disposition" has the meaning set forth in Section 7.02(e).

          "Dollars" and "$" mean lawful currency of the United States.

          "Effective Date" means August 25, 2003.

          "ERISA Affiliate" means any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and
Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, Sections 414(m) or (o) of the Code) of which the Company or any Subsidiary is a member.

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          "Financial Officer" means, as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Purchaser.

          "Fixed Charge Coverage Ratio" means, at any date, the ratio of (a) NOI to (b) Fixed Charges, in each case, for the Twelve Month Trailing Period ended on such date.

          "Fixed Charges" means, for any period, the sum, without duplication, of each of the following determined on a Consolidated basis in accordance with
GAAP:

          (a) all scheduled payments of principal and interest on any Indebtedness during such period relating to Lender Debt, Senior Subordinated Notes, the Notes and Other Senior Debt,

          (b) all Federal, State and local income Taxes in respect of income earned in such period,

          (c) Capital Expenditures, and

          (d) all Restricted Payments paid or payable during such period, regardless of when expensed in accordance with GAAP.

          "Governmental Authority" means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or in effect guaranteeing any return on any investment made by another Person, or any Indebtedness, lease, dividend or other obligation (a "primary obligation") of any other Person (a "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guarantor, direct or indirect,

          (a) to purchase any primary obligation or any property constituting direct or indirect security therefore,

          (b) to advance or supply funds (i) for the purchase or payment of any primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor,

          (c) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation,

          (d) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and

          (e) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate property,

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provided, however, that the term "Guarantee" shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

          "Holdback Revenue" means, for any period, revenue during such period associated with credits to Holdback Debt.

          "Impermissible Qualification" has the meaning set forth in Section 7.01(a)(i)(A).

          "Indenture" means the Indenture dated August 25, 2003 between the Company and The Bank of New York Trust Company of Florida, N.A., as trustee, with respect to the Senior Subordinated Notes, as the same may be amended, restated, modified, supplemented and/or extended from time to time.

          "Interest Coverage Ratio" means, as of any date, the ratio of (i) NOI for the Trailing Three-Month Period ending on such date determined on a Consolidated basis in accordance with GAAP, to (ii) Total Interest Expense for such Trailing Three-Month Period, determined on a Consolidated basis in accordance with GAAP.

          "Interest Expense" means, for any period, the aggregate amount (determined on a Consolidated basis in accordance with GAAP) of interest, whether accrued or paid, during such period in respect of all Indebtedness of the Company and its Subsidiaries for borrowed money and Indebtedness in respect of Capital Leases and the deferred purchase price of property.

          "Investments" has the meaning set forth in Section 7.02(d).

          "Lender Debt" means principal amounts outstanding from time to time under the Loan Agreement (including the aggregate and undrawn stated amount of all letters of credit issued thereunder) or otherwise due to the lender or agents under or in respect of the related loan documents.

          "Lien" means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

          "Line of Business" means the business of purchasing security alarm and other monitoring contracts and engaging in central station security alarm monitoring and other monitoring services.

          "Loan Agreement" means that certain Credit Agreement, dated August 25, 2003, among the Company, Fleet National Bank, as administrative agent, and the Banks and other agents named therein, as from time to time amended and in effect and all other agreements, instruments and documents executed or delivered in connection therewith, and any and all amendments, increases, supplements and other modifications thereof and all renewals,

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extensions, restatements, rearrangements and/or substitutions from time to time of all or any part of the foregoing.

          "Managing Person" means, with respect to any Person that is (a) a corporation, its board of directors, (b) a limited liability company, its board of control, managing member or members, (c) a limited partnership, its general partner, (d) a general partnership or a limited liability partnership, its managing partner or executive committee or (e) any other Person, the managing body thereof or other Person analogous to the foregoing.

          "Material Adverse Effect" means a material adverse change in, or effect on, (a) the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company or any Subsidiary to perform its obligations under this Agreement, the Notes or the Subordination Agreements, (c) the rights of, or benefits available to, the Purchasers under this Agreement, the Notes or the Subordination Agreements, or (d) the legality or enforceability of this Agreement, the Notes or the Subordination Agreements.

          "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

          "NOI" means, for any period and on a Consolidated basis, the sum of
(a) Net Income for such period plus (b) to the extent deducted in computing Net Income, all as determined in accordance with GAAP, (i) Interest Expense for such period, (ii) depreciation and amortization for such period, (iii) income taxes for such period, plus (c) for the fiscal quarter ended September 30, 2003 only,
(A) up to $400,000 in one-time expenses attributable to the issuance of the Senior Subordinated Debt, (B) the $2,000,000 transaction fee paid to James R. Hull in connection with the issuance of the Senior Subordinated Debt, (C) the aggregate write-off of deferred financing costs existing on the Company's balance sheet as of August 25, 2003 and (D) up to Two Million Eight Hundred Ninety-Three Thousand Nine Hundred Eighty-Two Dollars ($2,893,982) in prepayment premium and other fees paid in connection with the repayment of a portion of the Notes on the Effective Date, minus (d) Holdback Revenue and extraordinary income for such period.

          "Option Plans" means (i) the Company's 1999 Stock Option Plan, dated November 3, 1999, which provides for the issuance of up to 150,000 shares of Class A Common Stock, and (ii) the Company's 2001 Stock Option Plan, dated April 27, 2001, which provides for the issuance of up to 250,000 shares of Class A Common Stock.

          "Organizational Documents" means as to any Person which is (a) a corporation, the certificate or articles of incorporation and by-laws of such Person, (b) a limited liability company, the certificate of formation and the limited liability company agreement or similar agreement of such Person, (c) a partnership, the partnership agreement or similar agreement of such Person, (d) a limited partnership, the certificate of limited partnership and the agreement of limited partnership or similar agreement of such Person, or (e) any other form of entity or organization, the organizational documents analogous to the foregoing.

          "Other Senior Debt" means Indebtedness for borrowed money (including without limitation Capital Leases and purchase money Indebtedness), other than Lender Debt,

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Holdback Debt, Senior Subordinated Notes, the Notes and Additional Permitted
Subordinated Debt.

          "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

          "Permitted Investment" has the meaning set forth in Section 7.02(d).

          "Permitted Lien" has the meaning set forth in Section 7.02(b).

          "Pledgors" means, collectively, Austin Ventures III-A, L.P., Austin Ventures III-B, L.P, Austin Ventures Affiliates Fund, L.P., Austin Ventures V, L.P., Capital Resource Lenders II, L.P., Windward Capital Partners, L.P., Windward Capital L.P. II, LLC, ABRY Partners IV, L.P., ABRY Investment Partnership, L.P., The Northwestern Mutual Life Insurance Company, Hull Family Limited Partnership, Robert Sherman, Michael Gregory, Michael Meyers and Stephen Hedrick.

          "Preferred Stock" means any Capital Stock of the Company which has a liquidation preference to the Company's common stock or contains provisions for the payment or accrual of a fixed dividend on a scheduled date as part of the rights and entitlements thereof.

          "Purchase Price" means the total consideration paid for any acquisition of asset or Capital Stock, including the amount of any Holdback Debt and any liabilities assumed in connection therewith.

          "Rating Agencies" means Standard & Poor's and Moody's.

          "Recurring Monthly Revenue" means at any date of determination, the total recurring amounts from Security Alarm Contracts purchased from Approved Alarm Dealers under Approved Alarm Purchase Agreements, billed to customers of the Company or any of its Subsidiaries for a one-month period (regardless of whether billed monthly or less frequently) and/or otherwise collected under such Security Alarm contracts, and measured for customers with installed alarm systems by the amount most recently billed to such customer for a one-month period and who have paid within ninety (90) days from due date the amount called for under their respective customer contracts, and only for customers which are subscribers under duly executed Security Alarm Contracts. RMR will not include wholesale monitoring services or other services not directly related to security monitoring.

          "Restricted Investment" means any Investment that is not a Permitted Investment.

          "Restricted Payment" means, with respect to any Person, (i) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any shares of Capital Stock or other equity interest in such Person now or hereafter outstanding (other than a dividend payable solely in shares of such Capital Stock to the holders of such shares), (ii) any purchase, redemption, retirement, sinking fund or similar payment, purchase or other acquisition or exchange, direct or indirect, of any shares of Capital Stock or other equity interest in such

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Person now or hereafter outstanding (other than equity interests owned by a
Subsidiary of such Person), (iii) the allocation or other setting apart of any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of Capital Stock or other equity interest in such Person, (iv) any other distribution by reduction of capital or otherwise in respect of any shares of Capital Stock or other equity interest in such Person, provided, that the ABRY Fee shall not constitute a Restricted Payment
(v) any payment or prepayment (mandatory or otherwise), including principal, interest, dividend, distribution or any purchase, redemption or defesance, on or in respect of any Junior Subordinated Debt, (vi) any payment, whether in cash, securities or other property, in respect of the Capital Stock of such Person which is subject to mandatory or optional repurchase or redemption by such Person, in whole or in part and (vii) any Restricted Investment.

          "RMR" means at any date, Recurring Monthly Revenue for the recently ended month plus Acquired RMR under Security Alarm Contracts acquired during such month but not otherwise included int he calculation of Recurring Monthly Revenue for such month.

          "Security Alarm Contracts" means contracts between Approved Alarm Dealers and end users of alarm equipment for monitoring and servicing of alarm equipment, which contracts must be assignable, contain standard industry limits of liability, and comply with all applicable consumer laws.

          "Senior Debt" means (i) all Indebtedness of the company and any of its Subsidiaries for money borrowed from the Banks pursuant to the Loan Agreement in a principal amount not to exceed $320,000,000 plus up to $150,000,000 in incremental borrowings thereunder, together with all interest accrued thereon and any other obligations of the Company or any Subsidiary under the Loan Agreement and the related loan documents, (ii) Senior Subordinated Notes, (iii) all indebtedness which is not by its terms subordinate and junior to the Notes and which is disclosed on the Financial Statements or is permitted by this Agreement at the time it is created or incurred, (iv) obligations of the Company and any of its Subsidiaries under Capital Leases disclosed in the Financial Statements or which are permitted by this Agreement at the time they are incurred in an aggregate principal amount not to exceed $1,000,000, (v) all Indebtedness of the Company and any of its Subsidiaries incurred to refinance any of the Indebtedness referred to in items (i) through (iv) above, where the security securing such Indebtedness is substantially the same security as that securing the Indebtedness being refinanced and (vi) all Guarantees by the Company and any of its Subsidiaries which are not their terms subordinate and junior to the Notes and which are permitted hereby at the time they are made of Indebtedness of the Company or any Subsidiary if such Indebtedness would have been Senior Debt pursuant to the provisions of clause (i), (ii), (iii), (iv) or
(v) of this sentence.

          "Senior Leverage Ratio" means as of any date the ratio of (a) Total Senior Debt as of the last day of the immediately preceding month to (b) Annualized Quarterly NOI as of such date, determined on a Consolidated basis in accordance with GAAP.

          "Senior Subordinated Notes" means the Company's 11.75% Senior Subordinated Notes due 2010 issued under the Indenture.

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          "Standard & Poor's" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

          "Tax" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

          "Total Debt" means, as of any date, the sum of Total Senior Debt, Senior Subordinated Notes, the Notes and Additional Permitted Subordinated Debt.

          "Total Interest Expense" means Interest Expense of the Company and its Subsidiaries in respect of Total Debt.

          "Total Leverage Ratio" means, as of any date, the ratio of (a) Total Debt as of the last day of the immediately preceding month to (b) Annualized Quarterly NOI as of such date, determined on a Consolidated basis in accordance with GAAP.

          "Total Senior Debt" means, as of any date, the sum of (a) all Lender Debt plus (b) Other Senior Debt plus (c) the book overdraft shown on the balance sheet of the Company as of the month most recently ended.

          "Trailing Three-Month Period" means, at any date, the period of the three (3) consecutive months ending on such date, or, if such date is not the last day of a month, the period of the most immediately completed three (3) consecutive months.

          "Twelve Month Trailing Period" means, at any date, the period of the twelve (12) consecutive months ending on such date, or, if such date is not the last day of a month, the period of the most immediately completed consecutive twelve months.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, one hundred percent (100%) of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

     1.03 Section 2.01 of the Original Agreement is hereby amended to read in its entirety as follows:

          "2.01 The Notes. The Company has authorized the issuance and sale to the Purchasers of $40,000,000 aggregate principal amount of its 13.5% Subordinated Notes due January 18, 2009. The 13.5% Subordinated Notes shall be substantially in the form set forth as Exhibit 2.01 attached hereto which is herein referred to individually as a "Note" and collective as the "Notes", which term shall also include any notes delivered in exchange or replacement therefore. Except as otherwise provided in this Agreement, the entire unpaid principal amount of the Notes shall (a) be payable on March 1, 2010 and (b) bear interest (based on a 360-day year counting actual days elapsed) until due and payable at a rate of thirteen and one half percent (13.5%) per annum), which interest shall be payable semi-annually in arrears on the last Business Day of June and December in each year, commencing on the last Business Day of June, 2002, and at maturity or prior prepayment of the Notes, provided that payment will be made in cash only of interest accrued on the Notes at the rate of twelve percent (12%) per annum and the remaining accrued interest shall be added to the outstanding principal amount of the Notes (and thereafter bear interest at thirteen and one half percent (13.5%) per annum. Beginning on December 15, 2003, the interest rate on the Notes shall be increased to a rate of fourteen and one half percent (14.5%) per annum with the cash interest component remaining at twelve percent (12%) per annum and the remaining accrued interest shall be added to the outstanding principal amount of the Notes. The increased interest rate shall be applied retroactively to August 25, 2003."

     1.04 Section 2.12 of the Original Agreement is hereby amended to read in its entirety as follows:

          "2.12 Subordination. The indebtedness evidenced by the Notes and the rights and remedies of the Purchasers under this Agreement shall be subordinate and junior to (i) certain Indebtedness of the Company to the Banks in the manner and to the extent provided in the Intercreditor and Subordination Agreement dated as of the Effective Date by and among the Banks, the Company and the Purchasers (the "Bank Subordination Agreement") and (ii) certain Indebtedness of the Company to the holders of the Senior Subordinated Notes in the manner and to the extent provided in the Intercreditor and Subordination Agreement dated as of the Effective Date by and between the Company and the Purchasers (the "Senior Subordinated Debt Subordination Agreement;" the Bank Subordination Agreement and the Senior Subordinated Debt Subordination Agreement are collectively referred to herein as the "Subordination Agreements.""

     1.05 The second sentence of Section 6.01 of the Original Agreement is hereby amended to delete therefrom the definition of "Material Adverse Effect" and to replace it with the definition of "Material Adverse Effect" as set forth in Section 1.01 hereof.

     1.06 Section 7.01 of the Original Agreement is hereby amended to read in its entirety as follows:

          "7.01 Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as along as any of the Securities are outstanding (except that the provisions of this Article shall terminate upon the later to occur of (1) above and a Qualified IPO), it will perform and observe the following covenants and provisions and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

               (a) Financial Statements and Information. The Company shall furnish or cause to be furnished to the Purchasers:

                    (i) within ninety (90) days after the end of each fiscal year:

                              (A) the audited Consolidated and consolidating
               balance sheet and related statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Company's accountants (without (1) a "going concern" or like qualification, exception or exculpatory paragraph, (2) any qualification or exception as to the scope of such audit or (3) any exception or qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause the Company to be in default of any of its obligations under Section 7.02(j) or 7.02(k) (each, an "Impermissible Qualification")) with an opinion of such Accountants to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied and that the audit by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards;

                              (B) Consolidated calculations utilized for
               computation and determination of the Company's compliance with
               Section 7.02(j) and 7.02(k), which may be included in the applicable Compliance Certificate, based upon the audited balance sheets and related statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of and for such year;

                              (C) A statement setting forth a comparison between
               the results reported in the audited financial statements delivered pursuant to clause (A) above and results projected to be achieved in the Company's Budget for such fiscal year, all in reasonable detail and signed by a Financial Officer of the Company;

                              (D) a statement signed by the Company's
               accountants who have reported on the same to the effect that in connection with their examination of such financial statements they have reviewed this Agreement and have no knowledge of any event or condition which constitutes a Default or Event of Default or, if they have such knowledge, specifying the nature and period of existence thereof, provided, however, that in issuing such statement, such accountants shall not be required to go beyond normal auditing procedures conducted in connection with their opinion referred to above.

                    (ii) within forty-five (45) days after the end of each quarterly accounting period of each fiscal year (excluding the quarter that ends on the last day of the Company's fiscal year), the:

                              (A) unaudited Consolidated and consolidating
               balance sheets and the related statements of operations, stockholders' equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

                              (B) Consolidated calculations utilized for the
               computation and determination of the Company's compliance with Sections 7.02(j) and 7.02(k), which may be included in the applicable Compliance Certificate, based upon the unaudited Consolidated and consolidating balance sheets and related statements of operations, stockholders equity and cash flows of the Company and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year; and

                              (C) A statement setting forth a comparison between
               the results reported in the unaudited financial statements delivered pursuant to clause (A) above and results projected to be achieved in the Company's Budget for such quarterly accounting period, all in reasonable detail and signed by a Financial Officer of the Company;

                    (iii) As soon as available, but in any event within thirty
          (30) days after the end of each month (other than any month at the end of a fiscal quarter), the:

                              (A) unaudited Consolidated and consolidating
               balance sheets of the Company and its Subsidiaries as at the end of such month;

                              (B) related unaudited statements of income and
               surplus and cash flows for such month and for the period from the beginning of the current fiscal year to the end of such month, setting forth in comparative form with respect to such consolidated financial statements the corresponding figures from the Budget for such period and portion of such fiscal year;

                              (C) monthly holdback and attrition summaries with
               holdback replacements showing the attrition and holdback activity of the Company's accounts as of the end of such month calculated on a trailing twelve (12) month basis; and

                              (D) a monthly summary accounts receivable aging
               report, showing aggregate account receivables by aging categories.

                    (iv) concurrently with any delivery of financial statements under subsections (i) or (ii) above, a certificate (a "Compliance Certificate") of a Financial Officer of the Company, (1) certifying as to whether an Event of

          Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (2) setting forth reasonably detailed (A) calculations demonstrating compliance with Sections 7.02(j) and 7.02(k), (B) explanations and calculations of the Consolidated components of each of the covenants in Section 8.16, (C) identification and calculation of any transactions between and among the Company and any of its Subsidiaries; and (D) calculations of the amounts, if any, of any Restricted Payments made in the preceding fiscal quarter and (3) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

                    (v) On or before May 31 of each fiscal year, an annual budget prepared on a monthly basis for the Company (and for its Subsidiaries, if any) for the next succeeding fiscal year, (displaying anticipated balance sheets and statements of income and surplus and cash flows) (the "Budget"); and promptly upon preparation thereof, any amendments or revisions thereto or any other significant budgets which the Company prepares;

                    (vi) Promptly upon their becoming available, copies of all 10-Ks and 10-Qs and other periodic or special reports filed by the Company or any Subsidiary, with the Commission, or any such periodic or special reports filed with any other federal, state or local governmental agency or authority, if such other reports indicate any material change in the business, operations, affairs or conditions of the Company or any Subsidiary or if copies thereof are requested by any Purchaser, and copies of any material notices and other material communications from the Commission or from any other federal, state or local governmental agency or authority which specifically relate to the Company or any Subsidiary;

                    (vii) Promptly upon receipt thereof, copies of all audit reports and management letters, if any, submitted to the Company or any Subsidiary by the Accountants in connection with each interim or special audit of the books of the Company made by such accountants and, at any time after the Company or any of its Subsidiaries shall become subject to the reporting requirements of the Securities Exchange Act of 1934, upon request by any Purchaser, copies of all financial statements, reports, notices and proxy statements, if any, sent by the Company to its shareholders;

                    (viii) Immediately upon receipt or issuance by the Company, copies of all reports, covenant compliance certificates, budgets, projections, requests for waivers, notices of default, requests for amendments or other material correspondence issued in connection with or relating to the Preferred Stock Agreements; and

                    (ix) Promptly following any request therefor, such other information regarding the Company or any of its Subsidiaries, or compliance with the terms of this Agreement, as any Purchaser may reasonably request.

               (b) Existence; Conduct of Business, Etc. The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence (provided that the foregoing shall not prohibit any merger or consolidation not prohibited by Section 7.02(c)(i)(A)) and (ii) all rights, licenses, permits, privileges and franchises the absence of which would reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to ensure that the Company and each Subsidiary remains in compliance with all of their respective contractual obligations, except to the extent the failure to remain in compliance would not be reasonably expected to have a Material Adverse Effect.

               (c) Payment of Obligations. The Company shall, and shall cause each of its Subsidiaries to, pay and discharge when due, its obligations, including obligations with respect to Taxes, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Company or such Subsidiary have set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

               (d) Maintenance of Properties. The Company shall, and shall cause each of its Subsidiaries to, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted) at all times, all of its property other than property, the loss of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               (e) Insurance.

                    (i) Business Interruption Insurance. The Company and each of its Subsidiaries shall maintain with financially sound and reputable insurers insurance related to interruption of business, either for loss of revenues or for extra expense, in the manner customary for businesses of similar size engaged in similar activities.

                    (ii) Property Insurance. The Company and each of its Subsidiaries shall keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

                    (iii) Liability Insurance. The Company and each of its Subsidiaries shall maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property, including, in the case of the Company, errors and omission insurance of not less than Six Million Dollars ($6,000,000) per occurrence, to the extent, in amounts and with deductibles at least as favorable as those generally maintained by businesses of similar size engaged in similar activities.

               (f) Books and Records; Inspection Rights. The Company shall, and shall cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times upon reasonable prior notice, permit representatives of the Purchasers at their own expense (unless an Event of Default has occurred and is continuing, in which case the Company shall pay the reasonable out-of-pocket costs and expenses of each Company exercising its rights hereunder) to (i) visit the offices of the Company and each of its Subsidiaries, (ii) examine such books and records and accountants' reports relating thereto, (iii) make copies or extracts there from, (iv) discuss the affairs of the Company and each of its Subsidiaries with the respective officers thereof, (v) to examine and inspect the property of the Company and each of its Subsidiaries and (vi) meet and discuss the affairs of the Company and each of its Subsidiaries with the Company's accountants and, following an Event of Default, the alarm dealers with whom the Company does business.

               (g) Compliance with Applicable Laws; ERISA.

                    (i) The Company shall, and shall cause each of its Subsidiaries to, comply with all Applicable Laws, including without limitation rules, regulations and orders of any Governmental Authority applicable to it or its property.

                    (ii) The Company will make, and will cause all ERISA Affiliates of the Company to make, all payments or contributions to employee benefit plans required under the terms thereof and in accordance with applicable minimum funding requirements of ERISA and the Code and applicable collective bargaining agreements. The Company will cause all employee benefit plans sponsored by any ERISA Affiliate of the Company to be maintained in material compliance with ERISA and the Code. The Company will not engage, and will not permit or suffer any ERISA Affiliate of the Company or any Person entitled to indemnification or reimbursement from the Company or any ERISA Affiliate of the Company to engage, in any prohibited transaction for which an exemption is not available. No ERISA Affiliate of the Company will terminate, or permit the PBGC to terminate, any employee benefit plan or withdraw from any multiemployer plan, in any manner that could result in material liability of any ERISA Affiliate of the Company.

               (h) Replacement Notes. Upon receipt of an affidavit from any Purchaser as to the loss, theft, destruction or mutilation of such Purchaser's Note(s), the Company will issue a replacement note in the same principal amount of the Note(s) being replaced and dated as of the date through which interest has been paid on such Note(s).

               (i) Attendance at Board Meetings. The Company shall permit each Purchaser or its designee to have one observer attend each meeting of the board of directors of the Company and any committee thereof. The Company will send to the Purchasers and their designee the notice of the time and place of any such meeting in the same manner and at the same time as notice is sent to the directors or committee members, as the case may be; provided, however, that the Purchasers and their designee shall always receive at least 48 hours' prior notice of any meeting. The Company shall also provide to the Purchasers copies of all notices, reports, minutes, consents and other documents at the time and in the manner as they are provided to the board of directors or committees.

               (j) Board of Directors and Committees. The board of directors of the Company shall meet at least four (4) times per calendar year. The Company shall at all times maintain a Compensation Committee and an Audit Committee of its board of directors. For as long as any Notes are outstanding, the Company shall reimburse the Purchasers' board observer for all reasonable out-of-pocket costs incurred by it in connection with traveling to and from and attending meetings of the board of directors and committees of the board of directors of the Company; thereafter, the Purchasers shall bear any and all such expenses incurred by their board observer.

               (k) U.S. Real Property Holding Corporation. The Company shall, and shall cause each Subsidiary to, conduct its business, and do or cause to be done any and all actions as are necessary, so that neither the Company nor any Subsidiary shall at any time be a "United States Real Property Holding Corporation" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service."

     1.07 Section 7.02 of the Original Agreement is hereby amended to read in its entirety as follows:

          "7.02 Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, as long as any of the Securities are outstanding (except that (1) the provisions of Sections 7.02(a), (b), (c), (d), (e), (f), (g), (i), (j), (k)
     and (l) shall terminate upon repayment in full of the aggregate outstanding principal balance of the Notes together with all interest and Make-Whole Amount due thereon, and (2) the remainder of the provisions of this Article shall terminate upon the later to occur of (1) above and a Qualified IPO):

               (a) Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any liability for Indebtedness, except:

                    (i) Senior Debt;

                    (ii) Senior Subordinated Notes;

                    (iii) Additional Permitted Subordinated Debt;

                    (iv) the Notes and any renewals, extensions, refinancings and refundings thereof;

                    (v) Current Liabilities of the Company (other than for borrowed money) arising from trade obligations incurred in the ordinary course of its business and in accordance with customary trade practices;

                    (vi) Junior Subordinated Debt;

                    (vii) Unsecured Holdback Debt,

                    (viii) Accrued dividends in respect of the Preferred Stock;

                    (ix) Guarantees incurred by the Company or any Subsidiary in respect of Indebtedness of any Company or any Subsidiary that is permitted by this Section 7.02(a); and

                    (x) Indebtedness from intercompany loans from the Company to any Subsidiary or from any Subsidiary to the Company or another Subsidiary.

               (b) Negative Pledge. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively "Permitted Liens"):

                    (i) Liens securing Senior Debt;

                    (ii) any Customary Lien;

                    (iii) Liens on specific assets or properties of the Company existing on the Effective Date, provided that (A) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (B) such Lien shall secure only those obligation that it secures on the Effective Date; and

                    (iv) Liens securing Capital Leases and Liens on property of the Company or any Subsidiary acquired after the Effective Date and either existing on such property when acquired, or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof, provided that such Liens attach only to the property so purchased or acquired and, provided, further, that the Indebtedness secured by such Liens is permitted by clause (iv) of the definition of Senior Debt.

               (c) Fundamental Changes.

                    (i) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consolidate or merge into or with any other Person, or permit any other Person to merge into or consolidate with it or any of its Subsidiaries, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of any class of the Capital Stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or issue any class of Capital Stock or permit any Subsidiaries to do any of the foregoing, except that, so long as immediately before and after giving effect thereto, no Event of Default shall or would exist:

                              (A) the Company may merge with any Subsidiary and
               any Subsidiary may merge with the Company or any other Subsidiary, provided that in connection with any merger involving the Company, the Company shall be the survivor thereof; and

                              (B) the Company or any of its Subsidiaries may
               consummate any sale, assignment, lease, transfer or other disposition permitted by Section 7.02(e).

                    (ii) The Company will not issue additional shares of its Capital Stock, provided that the Company may, from time to time after the Effective Date,

                         (A) issue shares of Capital Stock upon the conversion
               or exercise of Preferred Stock, options, warrants or other instruments outstanding on the Effective Date in accordance with the terms of such Preferred Stock, options, warrants and other instruments as in effect on the Effective Date,

                         (B) grant to management employees of the Company
               options to purchase shares of the Company's Class A Common Stock pursuant to the Option Plans and issue shares of Class A Common Stock upon the exercise thereof,

                         (C) issue shares of its Capital Stock to any Person who
               agrees to pledge such shares to the lenders under the Loan Agreement, and

                         (D) issue shares of its Capital Stock to any Person who
               will not agree to pledge such shares to the lenders under the Loan Agreement as long as the shares pledged to the lenders under the Loan Agreement after issuance of such shares, equal or exceed seventy-five percent (75%) of the outstanding voting stock of the Company on a fully diluted basis.

          subject, in each case, to the condition that such issuance would not create an Event of Default under any other provision of this Agreement.

               (d) Investments, Loans, Advances and Guarantees. The Company shall not, and shall not permit any of its Subsidiaries to, at any time, purchase or otherwise acquire (including pursuant to any merger with any Person that was not a

     Wholly Owned Subsidiary of the Company prior to such merger), hold or invest in any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing and any derivative product) of, make or permit to exist any loans to or advances on behalf of, incur any Guarantees in respect of any obligations of, or make or permit to exist any investment (of cash or any other property) or any other interest in, any other Person (all of which are sometimes referred to herein as "Investments"), except the following (each, a "Permitted Investment"):

                    (i) Investments in Cash Equivalents;

                    (ii) Investments by the Company in the Capital Stock of or debt issued by any Subsidiary and investments by any Subsidiary in the Capital Stock of or debt issued by the Company or any Subsidiary, provided that the proceeds of such investment in the Company or a Subsidiary shall be received by the Company or such Guarantor;

                    (iii) Permitted RMR Acquisitions;

                    (iv) Extensions of credit by the Company in the ordinary course of business in accordance with customary trade practices;

                    (v) Capital Expenditures, to the extent permitted by Section 7.02(k);

                    (vi) Investments made in connection with the purchase of one hundred percent (100%) of the ownership interest of any Approved Alarm Dealer as a means of acquiring Security Alarm Contracts;

                    (vii) Investments in promissory notes and other similar non-cash consideration received by any Purchaser in connection with Dispositions under Section 7.02(e);

                    (viii) Investments received in connection with the bankruptcy or reorganization of suppliers, customers or Approved Alarm Dealers or in settlement of amounts due (including in settlement of delinquent obligations of, and other disputes with, suppliers, customers and Approved Alarm Dealers) to the Company or any of its Subsidiaries;

                    (ix) Investments constituting Guarantees permitted by
          Section 7.02(a); and

                    (x) Investments not otherwise permitted by this Section 7.02(d) not to exceed Five Hundred Thousand Dollars ($500,000) outstanding at any time in the aggregate.

               (e) Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, transfer, lease or otherwise dispose

     (including pursuant to a merger) of any asset, including Capital Stock or assets of any Subsidiary, nor shall the Company permit any of its Subsidiaries to issue any additional shares of its Capital Stock (each such sale, transfer, lease, disposition or issuance a "Disposition"), except the Company or any Subsidiary may, sell, assign, lease or otherwise dispose of
     (i) inventory in the ordinary course of business, (ii) equipment that is no longer used or useful in the Company's or any of its Subsidiaries' business or that is physically obsolete, provided that the proceeds thereof are used first to reduce outstanding Senior Debt and then to reduce other outstanding Indebtedness, (iii) equipment the proceeds of which are applied within thirty (30) days of such sale to the purchase of replacement equipment with like value and function and (iv) other assets, provided that: (A) fair market value of all of the assets sold in a given fiscal year in the aggregate does not exceed the lesser of: (I) $15 million or
     (II) fifteen percent (15%) of the total amount outstanding in respect of principal and unpaid interest under the Loan Agreement immediately prior to any such sale (provided, however, that the foregoing limitation on the value of assets that may be sold in a given fiscal year shall not be applicable if there then exists an event of default under the Loan Agreement), (B) the assets are sold at their fair market value (determined in good faith by the Board of Directors), (C) the sale is approved by the Board of Directors and (D) the proceeds from such dispositions are applied first to reduce outstanding Senior Debt and then to reduce other outstanding Indebtedness. Notwithstanding the foregoing, the provisions of this Section 7.02(e) shall not apply to any transaction if, as a result of such transaction, the Notes and any outstanding unpaid interest (Make-Whole Amount and other amounts) thereon are repaid in full at the closing of such transaction.

               (f) Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, pay or make any Restricted Payment except:

                    (i) Restricted Payments made by any Subsidiary of the Company to the Company;

                    (ii) subject to the subordination provisions of the Additional Permitted Subordinated Debt, scheduled payments of interest on the Additional Permitted Subordinated Debt;

                    (iii) scheduled payments of dividends in respect of the Preferred Stock in accordance with the applicable agreements or provisions of the Company's Organizational Documents relating thereto in effect on the Effective Date, up to a maximum of One Hundred Thousand Dollars ($100,000) per fiscal quarter in the aggregate;

                    (iv) redemptions of Capital Stock from James R. Hull in an aggregate amount not to exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the fiscal year ended June 30, 2004 and Five Hundred Thousand Dollars ($500,000) in each fiscal year thereafter; provided that all permitted but unused redemption amounts under this
          Section 7.02(f)(iv) in any year may be carried forward and applied in subsequent years on a cumulative basis; and

                    (v) reimbursements of reasonable out-of-pocket expenses incurred by representatives of the holders of the Preferred Stock actually incurred in connection with the business of the Company , in an aggregate amount not to exceed Fifty Thousand Dollars ($50,000.00) in any fiscal year of the Company.

     Notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, at any time make any payments of the kinds specified in clauses (ii), (iii) and (iv) of this Section 7.02(f) if at the time of such payment an Event of Default exists or would arise as a result of such payment.

               (g) Line of Business; Collection Policies and Procedures. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than the Line of Business. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, implement any material change in its collection policies and procedures without the prior written consent of the Requisite Noteholders.

               (h) Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, become a party to any transaction with an Affiliate (other than Wholly Owned Subsidiaries of such entity, or in the case of a Subsidiary, the Company), unless the Company's or such Subsidiary's Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Company or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate, unless such transaction is expressly permitted by this Agreement.

               (i) Amendments, Etc. of Organizational Documents. The Company shall not, and shall not permit any of its Subsidiaries to, enter into or agree to any amendment, modification or waiver of any term or condition of its Organizational Documents except for such amendments, modifications or waivers that could not be reasonably expected to adversely affect any Purchaser or the rights of any Purchaser under this Agreement.

               (j) Financial Covenants.

                    (i) Total Leverage Ratio. The Company shall not permit the Total Leverage Ratio as of the last day of any fiscal quarter ending during any of the periods set forth below to exceed the ratio set forth below with respect to the applicable period set forth below:

          ---------------------------------------------------------
                             Period                         Ratio
          ---------------------------------------------------------
          From the Effective Date through June 29, 2005   4.40:1.00
          ---------------------------------------------------------
          From June 30, 2005 through June 29, 2006        4.13:1.00
          ---------------------------------------------------------

          ---------------------------------------------------------
          From June 30, 2006 through June 29, 2007        3.85:1.00
          ---------------------------------------------------------
          Thereafter                                      3.58:1.00
          ---------------------------------------------------------

                    (ii) Senior Leverage Ratio. The Company shall not permit the Senior Leverage Ratio as of the last day of any fiscal quarter to exceed 2.37:1.00.

                    (iii) Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.47:1.00.

                    (iv) Fixed Charge Coverage Ratio. The Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than 1.57:1.00.

               (k) Capital Expenditures. The Company will not, and will not permit any Subsidiary to, make any Capital Expenditure during any fiscal year if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such fiscal year would exceed Four Million Nine Hundred Fifty Thousand Dollars ($4,950,000), provided that the Company may carry forward up to Four Hundred Forty Thousand Dollars ($440,000) of permitted but unused Capital Expenditures from the immediately preceding (but no prior) fiscal year, and provided, further, that in no event shall Capital Expenditures exceed Five Million Three Hundred Ninety Thousand Dollars ($5,390,000) in any such fiscal year.

               (l) Permitted RMR Acquisitions. The Company will not acquire Security Alarm Contracts or enter into any Approved Alarm Purchase Agreement requiring the Company to acquire Security Alarm Contracts from any Approved Alarm Dealer or purchase ownership or equity interests of an Approved Alarm Dealer as a method of acquiring Security Alarm contracts, if after giving effect to such transaction:

                    (i) the Aggregate Purchase Price of RMR acquired from such Approved Alarm Dealer (whether before or after the Effective Date) would exceed two percent (2%) in any month of the aggregate amount of the Company's subscriber accounts as of the end of the month most recently required to be reported to the Purchasers, provided that one-time bulk purchases under five percent (5%) of the aggregate amount of the Company's subscriber accounts as reflected on the balance sheet of the company for the month most recently required to be reported to the Company shall be permitted; or

                    (ii) the Aggregate Purchase Price of Security Alarm Contracts acquired from such Approved Alarm Dealer during any period of twelve (12) consecutive months from and after the Effective Date would exceed ten percent (10%) of the aggregate amount of the Company's subscriber accounts as reflected on the balance sheet of the Company for the month most recently required to be reported to the Purchasers.

     Acquisitions of Security Alarm Contracts from Approved Alarm Dealers to the extent permitted under this Section 7.02(l) are referred to herein as "Permitted RMR Acquisitions.""

     1.08 Section 7.03 of the Original Agreement is hereby deleted in its entirety.

     1.09 Section 8.01(c) of the Original Agreement is replaced in its entirety with the following:

               "(c) The Company (i) shall default in the performance of any covenant contained in Sections 7.02(a), (b), (e) or (j); or (ii) shall default in the performance of any other covenant contained in Section 7.02 and such default shall remain uncured for ten (10) days; or"

     1.10 Section 8.01(f) of the Original Agreement is replaced in its entirety with the following:

     "(f) The Company or any Subsidiary shall fail to pay any Indebtedness exceeding $500,000 owing by the Company or such Subsidiary (as the case may be), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Indebtedness shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise, unless such failure to pay shall be waived by the holder or holders of such Indebtedness or such trustee or trustees; or"

     1.11 Exhibit 2.01 to the Original Agreement is hereby replaced in its entirety with Exhibit A hereto.

2.   Redemption and Modification of Notes.

     2.01 Purchase of Senior Subordinated Notes and Redemption of Notes. The Purchaser hereby agrees to purchase $23,180,000 of Senior Subordinated Notes in the Offering. At the closing of the Offering, the Company agrees to use a portion of the proceeds from the Offering to (i) redeem $20,490,927.10 aggregate principal amount of the Notes at a redemption price of $23,180,000 in cash (the "Redemption"), (ii) pay to the Purchaser $374,808.06 in cash for accrued interest on the portion of the Notes redeemed and (iii) pay to the Purchaser a transaction fee of $204,909.27 in cash. The remaining $20,490,927.11 principal amount of the Notes outstanding after the Redemption will be amended as provided in Section 2.02 hereof.

     2.02 Modification of Notes. The parties hereto agree that the scheduled maturity date of the Notes that remain outstanding after the Redemption shall be extended to March 1, 2010. If the Notes are not redeemed in full prior to December 15, 2003, the non-cash portion of interest rate on the Notes shall be increased from 1.5% per annum to 2.5% per annum, which increased rate shall apply retroactively to the Effective Date. Section 2.01 of the Original Agreement shall be amended to reflect such modifications as set forth in Section
1.03 hereof.

     2.03 Cancellation of Notes. Upon execution and delivery of this Amendment, in order to properly reflect the partial redemption of the Notes pursuant to
Section 2.01 and the modification as contemplated by Section 2.02 hereof, the Purchaser shall surrender the Notes in exchange for new Notes, dated the Effective Date. The new Notes issued shall be substantially in the form set forth as Exhibit A attached hereto and shall be in the aggregate principal amount of $20,490,927.11. The parties hereto further agree that any reference to the term Notes in the Original Agreement shall include the new Notes issued pursuant to this Section 2.03.

3.   Miscellaneous.

     3.01 Registration Rights. Other than pursuant to the terms of the Fourth Amended and Restated Registration Agreement, dated January 18, 2002, by and among the Company and the Pledgors, the Warrant Agreement, dated November 10, 1994, between the Company and Heller Financial, Inc., and the Registration Rights Agreement, dated the Effective Date, among the Company, Banc of America Securities LLC and Fleet Securities, Inc., no Person has demand or other rights to cause the Company or any of its Subsidiaries to file any registration statement under the Securities Act relating to any securities of the Company or any of its Subsidiaries or any right to participate in any such registration statement.

     3.02 Representations and Warranties Incorporated from Loan Agreement. Each of the representations and warranties given by the Company to the Banks in the Loan Agreement is true and correct in all material respects as of the Effective Date.

     3.03 Effect. Except as amended hereby, the Original Agreement shall remain in full force and effect.

     3.04 Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Original Agreement unless the context clearly indicates or dictates a contrary meaning.

     3.05 Notices. All notices, requests, demands and other communications provided for in this Amendment shall be delivered in compliance with Section
9.03 of the Original Agreement.

     3.06 Costs, Expenses, Taxes. The Company agrees to pay on demand all costs and expenses of the Purchaser in connection with the preparation, execution and delivery of this Amendment and other instruments and documents to be delivered hereunder.

     3.07 Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

     3.08 Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment by signing any of such counterparts.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.

                                              THE NORTHWESTERN MUTUAL LIFE
                                              INSURANCE COMPANY


                                              By:  /s/ Mark E. Kishler
                                                  ------------------------------
                                              Name:  Mark E. Kishler
                                                    ----------------------------
                                              Title:  Authorized Representative
                                                     ---------------------------


                                              MONITRONICS INTERNATIONAL, INC.



                                              By: /s/ James R. Hull
                                                 -------------------------------
                                              Name: James R. Hull
                                              Title: President

                                    EXHIBIT A

                                                                    EXHIBIT 2.01


                                                  Principal Amount of
                                                  Notes or Number of
                                                    Warrants To be
Name of Purchaser              Type of Security        Purchased
----------------------------   ----------------   -------------------
The Northwestern Mutual Life        Notes           $20,490,927.11
Insurance Company
720 East Wisconsin Avenue          Warrants              1,133,328
Milwaukee, Wisconsin  53202
Attn: Securities Department
Telecopier: (414) 665-7124

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Monitronics International, Inc., 13.5% Subordinated Notes due 2009, PPN609453 A* 6, principal, premium or interest") to:

Bankers Trust Company (ABA #0210-01033)
16 Wall Street
Insurance Unit, 4th Floor
New York, New York 10005

for credit to: The Northwestern Mutual Life Insurance Company
Account Number 00-000-027

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment to be addressed, Attention: Investment Operations, Fax Number: (414) 665-5714.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 39-0509570

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THIS PROMISSORY NOTE IS SUBJECT TO AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF AUGUST 25, 2003, WITH THE BANKS (AS DEFINED IN THE AGREEMENT REFERENCED BELOW) AND MONITRONICS INTERNATIONAL, INC. AND AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF AUGUST 25, 2003, WITH THE COMPANY ON BEHALF OF THE MONITRONICS INTERNATIONAL, INC. HOLDERS OF SENIOR SUBORDINATED DEBT (AS DEFINED IN THE AGREEMENT REFERENCED BELOW).

                         MONITRONICS INTERNATIONAL, INC.

                        13.5% SUBORDINATED NOTE DUE 2009

No. 2                                                            August 25, 2003
$20,490,927.11                                                  PPN: 609453 A* 6

     FOR VALUE RECEIVED, Monitronics International, Inc., a Texas corporation (the "Company"), hereby promises to pay to The Northwestern Mutual Life Insurance Company, or assigns (hereinafter referred to as the "Payee"), on or before March 1, 2010 the principal sum of Twenty Million Four Hundred Ninety Thousand Nine Hundred Twenty Seven and 11/100 Dollars ($20,490,927.11) or such part thereof as then remains unpaid, and to pay interest from the date hereof on the whole amount of said principal sum remaining from time to time unpaid at the rate of thirteen and one-half percent (13.5%) per annum, such interest to be payable semi-annually in arrears on the last Business Day of June and December in each year and at maturity or prior prepayment of the Notes, the first such payment to be due and payable on the last Business Day of June, 2002, until the whole amount of the principal hereof remaining unpaid shall become due and payable, provided that payment will be made in cash only of interest accrued hereon at the rate of twelve percent (12%) per annum and the remaining accrued interest shall be added to the outstanding principal amount hereof (and thereafter bear interest at thirteen and one half percent (13.5%) per annum). Notwithstanding the foregoing, beginning on December 15, 2003, the interest rate on the Notes shall be increased to fourteen and one-half percent (14.5%) per annum with the Cash Interest component remaining at twelve percent (12%) per annum and the remaining accrued interest shall be added to the outstanding principal of the Notes. The increased interest rate shall be applied retroactively to August 25, 2003. Principal, Make-Whole Amount, if any, and interest shall be payable in lawful money of the United States of America, in immediately available funds, by wire transfer of funds to the account or accounts designated in writing by the Payee or in such other manner as the Payee may designate from time to time in writing to the Company. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Nothing in this Note shall require the Company to pay interest at a rate in excess of the maximum rate permitted by applicable law. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the maximum rate permitted by applicable law shall, in the event of acceleration of maturity, late payment, prepayment, or otherwise, be applied to a reduction of the unrepaid indebtedness evidenced hereby and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such unrepaid indebtedness, such excess shall be refunded to the Company. To the extent not prohibited by applicable law, determination of the maximum rate permitted by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of the indebtedness evidenced hereby, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof.

     This Note is issued pursuant to and is entitled to the benefits of a certain Subordinated Note and Warrant Purchase Agreement, dated as of January 18, 2002, as amended on August 25, 2003, by and among the Company and the institutional investors named therein (as the same may be amended from time to time, referred to herein as the "Agreement"), and each holder of this Note, by its acceptance hereof, agrees to be bound by the provisions of the Agreement. The Company and the Payee further acknowledge and agree that (i) this Note is subject to prepayment, in whole or in part, and to certain mandatory redemption payments, as specified in the Agreement, (ii) the principal of and interest on this Note is subordinated to certain indebtedness of the Company owed to the Banks (as defined in the Agreement) and the holders of Senior Subordinated Debt (as defined in the Agreement) pursuant to the Subordination Agreements (as defined in the Agreement) and (iii) in case of an Event of Default, as defined in the Agreement, (a) the principal of this Note may become or may be declared due and payable in the manner and with the effect provided in the Agreement and
(b) the principal of this Note, and any unpaid interest thereon, shall bear interest at the rate of sixteen and one half percent (16.5%) per annum as provided in the Agreement.

     As further provided in the Agreement, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor dated the date to which interest has been paid on the surrendered Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered will be issued to the transferee or transferees.

     In case any payment herein provided for shall not be paid when due, the Company promises to pay all costs of collection, including all reasonable attorney's fees.

     This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York.

     The Company and all endorsers and guarantors of this Note hereby waive presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

     IN WITNESS WHEREOF, the Company has executed this Note under seal as of the date first written above.

                                    MONITRONICS INTERNATIONAL, INC.


                                    By:
                                       -----------------------------------------
                                    Name: James R. Hull
                                    Title: President and Chief Executive Officer

[Corporate Seal]

ATTEST:


By:
    -------------------------------
Title:
       ----------------------------